EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HealthStream, Inc. 2010 Stock Incentive Plan of our report dated March 25, 2010, with respect to the consolidated financial statements of HealthStream, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Selected Financial Data” included in HealthStream Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009, incorporated by reference in this Registration Statement (Form S-8).
/s/ Ernst & Young LLP

Nashville, Tennessee
June 1, 2010